Exhibit 99.1
Investor
Contacts:
Chris Oddleifson
President and
Chief Executive Officer
(781) 982-6660
Denis K. Sheahan
Chief Financial Officer
(781) 982-6341
Media
Contact:
Ralph Valente
Senior Vice President and
Director of Marketing
(781) 982-6636
ralph.valente@rocklandtrust.com
INDEPENDENT BANK CORP. RECEIVES PRELIMINARY APPROVAL
FOR $78 MILLION INVESTMENT UNDER
UNITED STATES TREASURY’S CAPITAL PURCHASE PROGRAM
     (Rockland, Massachusetts, December 9, 2008) — Independent Bank Corp. (NASDAQ: INDB), parent of Rockland Trust Company, today announced it has received preliminary approval for an investment of up to approximately $78 million investment of new capital under the United States Department of Treasury’s Capital Purchase Program.
     The Capital Purchase Program was enacted into law in October 2008. The Treasury and bank regulators have urged healthy banks to participate in the Capital Purchase Program to help the nation’s economy.
     “We are pleased to announce our voluntary participation in the Capital Purchase Program and the Treasury’s preliminary approval of our application,” said Christopher Oddleifson, President and Chief Executive Officer of Independent Bank Corp. and of Rockland Trust. “The fact that the United States Treasury is willing to invest in Independent Bank Corp. is a testament to our strength and stability and confirms our good standing and healthy financial status.”
     The Treasury will invest up to approximately $78 million in non-voting, senior preferred shares of Independent Bank Corp. and will also receive warrants to purchase Independent Bank Corp. common stock subject to standard Capital Purchase Program terms and conditions. Independent Bank Corp. intends to use the capital to expand the flow of credit to businesses and consumers. The sale of preferred shares and issuance of warrants is subject to the completion of required documentation, which Independent Bank Corp. anticipates will occur in January 2009.

     Independent Bank Corp. currently exceeds federal regulatory standards for a “well-capitalized” institution. On a pro forma basis as of September 30, 2008, an investment of up to approximately $78 million in Capital Purchase Program funding would increase Independent’s Tier 1 leverage ratio from 7.69 percent to 9.85 percent and its total risk-based capital ratio from 12.06 percent to 15.01 percent. Additionally, Independent’s tangible equity to tangible assets ratio would increase from 5.32 percent to 7.47 percent.
About the Capital Purchase Program
     The Capital Purchase Program was enacted in October 2008 as part of the Emergency Economic Stabilization Act of 2008. The program’s term sheet for public companies is available at the United States Treasury’s website at http://www.ustreas.gov.
About Independent Bank Corp.
     Independent Bank Corp.’s sole bank subsidiary Rockland Trust Company currently has approximately $3.5 billion in assets. Rockland Trust offers commercial banking, retail banking, and investment management services from: 61 retail branches, 10 commercial lending centers, and 5 mortgage origination offices located throughout southeastern Massachusetts and on Cape Cod; and, from 4 investment management offices located throughout southeastern Massachusetts, on Cape Cod, and in Rhode Island. To find out more about the products and services available at Rockland Trust, please visit https://www.rocklandtrust.com.
Forward-Looking Statements:
     This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. Actual results may differ from those contemplated by these statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.